Appendix A

Managers AMG FQ Tax Managed U.S. Equity Fund

Managers AMG FQ U.S. Equity Fund

Managers AMG FQ Global Alternatives Fund

Managers AMG FQ Global Essentials Fund

Managers Micro Cap Fund

Managers Institutional Micro Cap Fund

Managers PIMCO Bond Fund

Managers Real Estate Securities Fund

Managers California Intermediate Tax Free Fund

Managers Frontier Small Cap Growth Fund

Managers AMG TSCM Growth Equity Fund

As amended on May 4, 2010

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